EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S‑8 (File No. 333‑18423, 333‑88049, 333‑124774) of the Kennametal Thrift Plus Plan of our report dated June 21, 2023, relating to the financial statements, which appear in this annual report on Form 11‑K for the year ended December 31, 2022.

/s/ Baker Tilly US, LLP
Baker Tilly US, LLP

Pittsburgh, Pennsylvania
June 21, 2023